EXHIBIT 99.1

Oritani Financial Corp. Reports an Increase to Problem Asset Totals

TOWNSHIP OF WASHINGTON, N.J., Aug. 1, 2011 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported that the June 30, 2011 problem asset totals contained in its press release of July 25, 2011 will be adjusted upward. Subsequent to the issuance of the July 25, 2011 press release, Oritani was informed by the lead lender of a loan relationship in which Oritani is a participant, that the lead lender was placing the loan on nonaccrual status, effective June 30, 2011. Oritani's portion of this loan totals $6.4 million. Oritani originally categorized this loan as an accruing troubled debt restructuring with a substandard classification as of June 30, 2011. Based on the updated information, which contradicted information supplied only weeks earlier, Oritani is changing its June 30, 2011 categorization to a nonaccrual troubled debt restructuring with a substandard classification.

"I am clearly disappointed to announce this news," said Kevin J. Lynch, the Company's Chairman, President and CEO. "We felt it was important to promptly inform the public of this change, particularly given that problem asset reduction was one of the focuses of our recent release." Mr. Lynch continued, "More importantly, the updated information we received made it apparent that the situation regarding this loan is worse than we previously believed. Oritani will become directly involved in resolution of this matter."

The loan was current at June 30, 2011 and the July payments have been made. Oritani reviewed the updated information provided by the lead lender and concurred with the decision to place the loan on nonaccrual status. In conjunction with this decision, Oritani recorded an impairment reserve on the loan of $675,000. No adjustment to the reported information regarding the provision for loan losses or allowance for loan losses at June 30, 2011 was necessary. Oritani had sufficient allocated and unallocated reserves to allow for the $675,000 impairment reserve. The impairment reserve amount was based primarily on the updated information provided by the lead lender. Oritani is now in the process of validating this information and obtaining an updated appraised value of the collateral. If any adjustment to the impairment reserve is considered necessary, it will be reflected in the period ending September 30, 2011. Oritani has an additional $1.0 million participation loan with this lead lender to the same borrower on a different project. This loan is categorized as an accruing loan with a substandard classification as of June 30, 2011.

Detailed below is the updated problem asset table which was provided in the July 25, 2011 press release.

Delinquency and non performing asset information is provided below:

	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010
	(in thousands)
Delinquency Totals
30 - 59 days past due	$ 7,025	$ 6,523	$ 14,460	$ 9,306	$ 12,330
60 - 89 days past due	5,327	3,688	2,437	3,278	4,629
Nonaccrual	15,303	12,563	25,055	41,720	38,125
Total	$ 27,655	$ 22,774	$ 41,952	$ 54,304	$ 55,084

Non Performing Asset Totals
Nonaccrual loans, per above	$ 15,303	$ 12,563	$ 25,055	$ 41,720	$ 38,125
Real Estate Owned	3,967	5,953	6,102	5,074	3,031
Loans Held For Sale	--	9,484	9,484	--	--
Total	$ 19,270	$ 28,000	$ 40,641	$ 46,794	$ 41,156

Nonaccrual loans to total loans	0.90%	0.75%	1.50%	2.62%	2.48%
Delinquent loans to total loans	1.62%	1.35%	2.51%	3.41%	3.58%
Non performing assets to total assets	0.74%	1.09%	1.58%	1.90%	1.66%

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 23 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

 Forward-Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400